EXHIBIT 10.1

January 12, 2015

Mr. Anthony Levinson
7475 Crompton Court
Atlanta, GA 30350

Dear Anthony,

American CareSource Holdings, Inc. is pleased to offer you the position of Chief Financial Officer.  In this position you will be reporting to Richard W. Turner, PhD, Chairman and Chief Executive Officer.  We have explained the duties of this position to you and you have assured us that you can perform this job with or without violating any legal obligations you may owe to any prior employer, including restrictions regarding confidential information, competitive job activities, and employee and/or customer solicitation.  The Company’s offer of employment is expressly conditioned on your assurances in this regard.  Accordingly, we recommend you consult with independent legal counsel of your own choosing, at your own expense, to ensure you can legally fulfill these assurances.

American CareSource prohibits all employees from using trade secrets or other confidential information (verbal, written, electronic or otherwise) they may have acquired from prior employers in the course of performing their American CareSource job duties.  The Company also prohibits employees from bringing any former employer’s confidential information or documents on to American CareSource property.  You agree, in accepting this offer, that you have been advised of the Company prohibitions and agree to comply with them at all times during your American CareSource employment.  You also understand and agree that, if at any point the Company determines that you have violated any of these requirements you may be immediately terminated with no entitlement to any further compensation or other financial benefits from the Company and the Company may seek any legal or equitable remedies it has available as a result of your acts or omissions.

The starting salary offered for this position is $225,000 annually, per the company’s normal schedule payroll process.  You will also be eligible for a bonus of up to 20% of base salary dependent on your individual performance and company profitability.

Your official start date for employment with American CareSource is tentatively scheduled for January 27, 2015, or earlier by mutual agreement at our Atlanta office.  This offer is not to be considered a contract guaranteeing employment for any specific duration.  As an at-will employee, both you and the company have the right to terminate your employment at any time. This offer is contingent on the successful passing of a drug screen and background check.

As part of your compensation, you will be offered the opportunity to participate in the Company’s Stock Option Plan subject to plan guidelines and Board of Directors’ approval.  We have targeted your initial participation at 75,000 options with a strike price set at the closing price on the day the Board of Directors approves the grant.  This grant will vest over five years, with annual vesting on the anniversary of the options being approved by the Board.

On your first day of employment, American CareSource will provide additional information about the objectives, policies, benefit programs, general employment conditions and completion of employment and benefit forms.  Your health and welfare benefits will be effective the first day of the month following your start date.

To fulfill federal identification requirements, please provide documents showing eligibility to work in the United States such as a passport, social security card, driver’s license or other documents.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development.  If you have any questions, please do not hesitate to contact me at 404-465-1000.  I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

/s/Richard W. Turner, PhD

Richard W. Turner, PhD

Chairman and Chief Executive Officer

Please indicate your acceptance by your signature, and return this offer letter to me.  Thank you.

/s/Anthony Levinson	January 12, 2015
Anthony Levinson	Date

By signing this offer of employment, I acknowledge that I have not entered into any non-compete agreements that would prevent me from working for American CareSource Holdings, Inc.